EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
FEBRUARY 5, 2007		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
ANNOUNCES 46% INCREASE IN ANNUAL EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $535 million community bank holding company with five bank subsidiaries, realized a 46.6% increase in net income in 2006 over 2005. For the year 2006, Premier realized $6,501,000 of net income, compared to $4,434,000 of net income reported in 2005. The increased earnings in 2006 were primarily the result of a $1.5 million increase in net interest income, $1.2 million of negative provisions for loan losses, a $245,000 increase in non-interest income and a $368,000 decrease in non-interest expenses. On a per share basis, Premier earned $1.24 for the year 2006, a 45.9% increase over the $0.85 per share earned for the full year 2005.

For the quarter ending December 31, 2006, Premier realized income of $1,659,000 (32 cents per share), a 7.9% increase over the $1,537,000 of net income reported for the fourth quarter of 2005. On a per share basis, Premier earned $0.32 during the fourth quarter 2006, a 10.3% increase over the $0.29 per share earned during the fourth quarter of 2005. The increased quarterly earnings in 2006 were primarily the result of a 5.4% increase in net interest income, a 9.5% increase in non-interest income and a 1.0% decrease in non-interest expenses.

President and CEO Robert W. Walker commented, “To say we are pleased with Premier’s 2006 financial results would be an understatement. For the second consecutive year we have improved in all areas of the income statement. Net interest income and non-interest income both increased, while non-interest expense and provisions for loan losses both decreased. Our collection efforts on troubled credits continue to produce favorable results as Premier recorded additional negative provisions in the fourth quarter. We are realizing interest savings from the January and November 2006 refinancings of our trust preferred securities to lower rate bank debt. And we have used surplus funds to make an additional principal payment on those borrowings before year-end. We are excited and believe our future looks bright as we continue to identify areas where we can improve.”

Net interest income for the quarter ending December 31, 2006 totaled $5.454 million, compared to $5.177 million of net interest income earned in the fourth quarter of 2005 and $5.377 million earned in the third quarter of 2006. When compared to the fourth quarter of 2005, net interest income has increased 5.4% due to increases in interest income from loans, up $606,000, and federal funds sold, up $84,000. The increase in net interest income also reflects $208,000 of net interest expense savings from the early retirement of $5.0 million of Premier’s trust preferred securities (NASDAQ/GMS-PFBIP) on December 31, 2005, the refinancing of $7.0 million of the trust preferred securities with bank debt on January 31, 2006 and the refinancing of the remaining $8.25 million of trust preferred securities with bank debt on November 10, 2006, each bearing a lower rate of interest. The interest expense savings, however, were more than offset by $681,000 of additional interest expense on deposit accounts as a result of rising interest rates. The 1.4% increase in net interest income, when compared to the third quarter of 2006, is largely due to a $159,000 (2.4%) increase in interest income on loans and a $67,000 (23.9%) increase in interest income on federal funds sold. The increase in interest income was substantially offset by $193,000 of additional interest expense on deposit accounts as a result of rising interest rates. Total interest expense in the fourth quarter of 2006 was partially reduced by $54,000 of net savings from the November 10 trust preferred refinancing.

During the quarter ending December 31, 2006, Premier reversed provisions to the allowance for loan losses (negative provisions) of $110,000 compared to $290,000 of negative provisions made during the same period of 2005 and $38,000 of negative provisions in the third quarter of 2006. Premier has made quarterly negative provisions since the third quarter of 2005 as it receives recoveries on loans previously charged-off and/or receives payoffs on impaired loans in accordance with the company’s allowance for loan losses adequacy analysis. The negative provision made in the fourth quarter of 2006 was largely the result of continued improvement in the estimated credit risk of the company’s loan portfolio and payments on loans previously identified as having significant credit risk at Farmers Deposit Bank. Future provisions to the allowance for loan losses, positive or negative, will depend on future improvement or deterioration in estimated credit risk in the loan portfolio as well as whether additional payments are received on loans having significant credit risk. As a result of the charge-off of previously identified troubled credits, the negative provisions and an increase in total loans outstanding during the year, the allowance for loan losses at December 31, 2006 decreased to 1.94% of total loans compared to 2.40% of total loans at year-end 2005.

Net overhead for the quarter ending December31, 2006 totaled $3.067 million. This compares to $3.209 million in the fourth quarter of 2005, and $3.196 million in the third quarter of 2006. Factors lowering the company’s net overhead costs include an increase in electronic banking revenue and secondary market mortgage commissions as well as lower occupancy and equipment expenses, recoveries of collection costs, and gains on the disposition of OREO and other fixed assets. These were partially offset by an increase in data processing costs, normal salary and benefit increases, an increase in non-income taxes and in professional fees. When compared to the third quarter of 2006, net overhead was lower due to a 1.3% decrease in staff costs, a decrease in occupancy costs due to a $55,000 write down of a branch building in the third quarter and a $70,000 gain on another tract of real estate this quarter, and gains on the disposition of OREO. Total non-interest income was relatively flat as higher secondary market mortgage commissions and other sources of non-interest income were substantially offset by lower service charges and fees on deposit accounts.

Total assets as of December 31, 2006 of $535 million were up 1.3% from the $528 million of total assets at year-end 2005. The over $7.1 million increase in total assets is largely due to a $3.1 million increase in total deposits and a $3.2 million increase in customer repurchase agreements since year-end. These funds were used to reduce outstanding debt and fund loans. Total loans at December 31, 2006 have increased $15.1 million since the end of 2005 while outstanding debt has been reduced by $5.9 million. Investment securities have declined by $16.1 million since the end of 2005 as some maturities have been used to fund loan growth while others have been held in higher yielding short-term investments. Shareholders’ equity of $61.0 million equaled 11.4% of total assets at December 31, 2006 which compares to shareholders’ equity of $54.3 million or 10.3% of total assets at December 31, 2005. The increase in shareholders’ equity was largely due to the $6.5 million of net income during 2006 plus an increase in the market value of the securities portfolio. Premier invests in high quality debt securities of the U.S. Government or its agencies, and while the combined market value of the investment portfolio may currently be less than the cumulative purchase price, Premier fully expects to receive the face value of these securities upon their maturity.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ending December 31, 2006.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Year Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2006	2005	2006	2005
Interest Income	8,462	7,717	32,400	29,399
Interest Expense	3,008	2,540	11,005	9,547
Net Interest Income	5,454	5,177	21,395	19,852
Provision for Loan Losses	(110)	(290)	(1,161)	4
Net Interest Income after Provision	5,564	5,467	22,556	19,848
Non-Interest Income	1,134	1,036	4,165	3,920
Securities Transactions	-	-	-	-
Non-Interest Expenses	4,201	4,245	16,937	17,305
Income Before Taxes	2,497	2,258	9,784	6,463
Income Taxes	838	721	3,283	2,029
NET INCOME	1,659	1,537	6,501	4,434

EARNINGS PER SHARE	0.32	0.29	1.24	0.85
DIVIDENDS PER SHARE	0.05	-	0.10	-

Charge-offs	279	588	1,410	2,215
Recoveries	108	251	1,339	719
Net charge-offs (recoveries)	171	337	71	1,496

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	December 31	December 31
	2006	2005
ASSETS
Cash/Due From Banks/Fed Funds	44,557	34,892
Securities Available for Sale	121,367	137,419
Loans (net)	337,136	320,825
Other Real Estate Owned	495	2,049
Other Assets	16,081	17,323
Goodwill	15,816	15,816
TOTAL ASSETS	535,452	528,324

LIABILITIES & EQUITY
Deposits	438,950	435,843
Fed Funds/Repurchase Agreements	13,531	9,317
Other Debt	19,560	9,736
Junior Subordinated Debentures	-	15,722
Other Liabilities	2,409	3,419
TOTAL LIABILITIES	474,450	474,037
Stockholders’ Equity	61,002	54,287
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	535,452	528,324

TOTAL BOOK VALUE PER SHARE	11.65	10.37

Non-Accrual Loans	4,698	3,751
Loans 90 Days Past Due and Still Accruing	992	853